UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 3, 2022 (May 31, 2022)

Immune Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Florida	000-54933	59-3226705
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2431 Aloma Ave, Suite 124, Winter Park, FL		32792
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(888)-391-9355

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock $0.0001 per share	IMUND	OTC Markets

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)	Election of Directors.

On May 31, 2022, the following individuals were appointed to the Board of Directors of the Issuer (the “Board”) by the Board in accordance with the bylaws of the Issuer:

Dr. Stephen Wilson. Dr. Wilson is a trained immunologist with more than 25 years of experience in biomedical research and executive management. He is the Chief Innovation Officer of Statera Biopharma, Inc. and an Associate Clinical Professor at the University of California, San Diego. Prior, he served as Chief Operating Officer at the La Jolla Institute for Immunology; during his tenure the Institute grew from $14M in annual R&D to become a global leader in immunology research with nearly $1B in total operations as well as ranked #1 place to work in the world by The Scientist magazine. His original research has been published in high impact journals, and he has served as principal or co-principal investigator on more than $75M in competitive grants and awards, most recently developing the 2021 X-Prize winning rapid CoVID-19 diagnostic test. Dr. Wilson has served as an advisor to elite medical research organizations, served on national boards and is a founding scientist and board member of Invivoscribe Technologies, Inc., a leading molecular diagnostics and oncology therapeutics company. Dr. Wilson earned his doctorate from the University of Arizona’s College of Medicine in Immunology, and was a fellow of the National Multiple Sclerosis Society and National Institutes of Health.

Dr. Cliff Selsky. Dr. Selsky has been a practicing pediatrician in Central Florida for the past twenty years. He is the founder of the Children’s Center for Cancer and Blood Disease at Florida Hospital cancer institute, which he established after training in pediatrics at Yale New Haven hospital and completing a pediatric hematology and oncology fellowship at Yale University School of Medicine. Dr. Selsky is board certified in Pediatrics, Pediatric hematology and oncology and Palliative medicine. Currently, he is a pediatrician at Family First Pediatrics which he established in 2013. Also, an accomplished scientist, Dr. Selsky obtained his PH.D. in Microbiology and Molecular Genetics at the University of Miami School of Medicine. He then did DNA repair research studies at the radiobiology laboratory at Harvard School of Public Health and the biophysics laboratory at Stanford University. Committee appointments will be made when shareholder confirmation is complete.

Mr. Robert Wilson. Mr. Wilson has spent more than 25 years building and launching companies. As a business strategist, retail marketer and content developer, Robert is experienced is assessing business situations, conducting research, creating strategic plans, recommending solutions to management, monitoring competitors, and measuring the results of marketing strategies. Robert has been involved in securing more than $150 million in early round and angel funding, developing launch and pivot strategies, and identifying growth opportunities for more than two dozen public companies ranging from the energy sector and electric vehicles to healthcare and lifestyle brands. Committee appointments will be made when shareholder confirmation is complete.

Terms under which the new Board members will be compensated have not been finalized, but new members have requested deferment of their compensation until the Company has attained strategic funding and operational objectives.

Item 7.01. Regulation FD Disclosure.

The issuer has filed a lawsuit in the United States District Court for the Eastern District of Virginia (Immune Therapeutics, Inc. v. Handley, case number 3:22-cv-00412-REP) against Michael K. Handley, the former CEO, President, and Director of the Issuer, and the current CEO and Director of Statera BioPharma Inc. The Issuer is a shareholder in Statera BioPharma Inc. A full copy of the complaint can be found at https://pacer.login.uscourts.gov/.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

99.1	Press Release, dated June 3, 2022

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNE THERAPEUTICS, INC.

June 3, 2022	By:	/s/ Kevin J. Phelps
Kevin J. Phelps
Chief Executive Officer